8

ACORN ENERGY, INC.
AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,
NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT
In consideration of, and as a condition of, my employment with Acorn Energy, Inc. (“Acorn”) and in further consideration of my receipt of the compensation now and hereafter paid to me by the Company (as hereinafter defined), I agree as follows. Acorn and its direct and indirect subsidiaries and entities in which Acorn directly or indirectly holds a significant ownership interest, whether currently owned or hereafter formed or acquired, are hereinafter collectively and together with their respective subsidiaries, affiliates, successors or assigns referred to as the “Company.”
1.At-Will Employment.
I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE CHIEF EXECUTIVE OFFICER OF ACORN. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE, UNLESS I HAVE AN EXISTING AGREEMENT WITH THE COMPANY REGARDING NOTICE, AND IF SO THE NOTICE PROVISION IN SUCH AGREEMENT SHALL CONTROL.
2.Confidential Information.
A.Company Information. I agree at all times during my employment with the Company and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, or corporation without written authorization of the Board of Directors of Acorn, any Company Confidential Information (as hereinafter defined). I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research, or development of the Company, or to the Company's technical data, trade secrets, or know-how, including, but not limited to formulas, research, product plans, or other information regarding the Company's products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information; provided, however Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others.
B.Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company's technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both Company and such employer, person, or entity.
C.Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company's customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company's agreement with such Associated Third Parties. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.
3.Inventions.
A.Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by me prior to my employment with the Company to which I have any right, title or interest and which relate to the Company's proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that the inclusion of any Prior Inventions from Exhibit A of this At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement (the “Agreement”) will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology, or other work and to practice any method related thereto.
B.Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company's equipment, supplies, facilities, or the Company Confidential Information (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company's sole discretion and for the Company's sole benefit and that no royalty or other consideration will be due to me as a result of the Company's efforts to commercialize or market any such Inventions.
C.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
D.Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.
4.Conflicting Employment. I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys' fees and costs if the plaintiff is the prevailing party in such an action.
5.Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 3.C. I also consent to an exit interview to confirm my compliance with this Section 5.
6.Non-Competition and Non-Solicitation.
(a)Employee's Covenants. In consideration of the Company hiring me contemporaneously with my execution of this Agreement, I hereby agree that during the Non-Competition Period (as defined below), I shall not in the Non-Competition Territory (as defined below), through an entity of which I am a partner, shareholder, officer, director, employee, manager, associate, agent, consultant, or owner, (i) solicit Business (as defined below) from any Customer (as defined below) of the Company or any

Customer with which I have had material contact during the term of my employment, (ii) employ or recruit for employment, or cause the inducement of same, on my own behalf or for any company engaged in the Business, any person employed by the Company as of the date of the termination of my employment, (iii) serve in the Business in a capacity identical to or similar to that capacity in which I worked at the Company or (iv) serve in the Business in a management level position with any company which is a competitor of the Company.
“Business” shall mean:
(i)The business of Acorn's US Seismic Systems Inc. subsidiary including, but not limited to, providing fiber optic sensing solutions to the security and energy markets;
(ii)The business of Acorn's DSIT subsidiary including, but not limited to, providing sonar and acoustic related solutions for energy, defense and commercial markets with a focus on underwater site security for strategic energy installations and other related real-time and embedded hardware and software development and production;
(iii)The business of Acorn's GridSense subsidiary including, but not limited to, providing remote monitoring and control systems to electric utilities and industrial facilities worldwide; and
(iv)Any other businesses engaged in by the Company including, but not limited to, activities, products, services or lines of business acquired, developed by or engaged in by the Company's direct and indirect subsidiaries or any of their affiliates on or after the date hereof and at any time during the employment of Employee.
“Customer” shall mean any person or entity that purchased any goods or services from the Company during the twelve months immediately preceding the date of termination of my employment.
The “Non-Competition Period” shall mean a period of six months following the termination, for any reason, of my employment.

(i)	“Non-Competition Territory” means the United States of America.

Notwithstanding the foregoing, I may, without violating this Section 6, own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in the Business where the number of shares, options or warrants of such corporation's capital stock that are owned by me represent less than five percent of the total number of shares of such corporation's capital stock outstanding. Further, if I notify the CEO or the Board of Acorn in writing about potential employment that may be construed as in the Business, the CEO or Board of Acorn shall consider in good faith whether such potential employment may be construed as in the Business and shall notify me of its determination in writing or by e-mail within a reasonable period of time, which determination shall be binding.

Notwithstanding anything to the contrary set forth in this Section 6, Acorn acknowledges and agrees that it shall not enforce the provisions of this Section 6 to the extent that their enforcement is prohibited under the rules of professional conduct pertaining to attorneys admitted in the States of North Carolina or Delaware.

(b)Consideration. I acknowledge and understand that my employment is conditioned upon my agreeing to the terms of this Section 6 and other terms of this Agreement and my complying with all covenants set forth in this Section 6 and this Agreement, and I am willingly entering into the covenants set forth in this Section 6 and this Agreement in consideration of the Company hiring me.
(c)Understanding of Covenants. I represent and agree that I (i) am familiar with the foregoing covenants not to compete and not to solicit and (ii) am fully aware of my obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. I acknowledge and agree that the provisions of this Section are reasonable and an integral part of my employment relationship with the Company and that the restrictions contained within this Section are part of the consideration received by the Company in connection with the entering into the employer-employee relationship with me, and that the restrictions are necessary to protect the Company's legitimate business interests and to prevent me from unfairly taking advantage of those contacts established or strengthened and the knowledge gained while with the Company.
(d)Cessation of Payments and Benefits Upon Breach. Upon any breach of this Agreement by me, any severance payments which I may be entitled to, if any, shall immediately cease and terminate, and I shall be obligated to immediately return to the Company the full amount of any severance payments and the value of any severance benefits previously paid to or received by me. I acknowledge and agree this subsection does not entitle me to receipt of any severance payments or benefits.
(e)Survival of Restrictions. In the event that any provision of this Section 6 relating to the time period of the restrictions, the definitions of Customer or Business, the breadth of restricted activities or geographic area, or related matters, is declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then such aspects of this Section 6 as would be deemed reasonable and enforceable by the court will become and thereafter be the maximum restriction in such regard, and such restriction will remain enforceable to the fullest extent deemed reasonable by such court. The restrictions set forth in this Section 6 shall survive the termination of this Agreement or the termination of my employment with the Company.
(f)Inadequacy of Monetary Damages. I acknowledge and agree that monetary damages alone would not adequately compensate the Company in the event of a breach by me of any of the provisions of this Section 6 or Sections 2, 3 or 5 of this Agreement. In the event of a breach or threatened breach by me of any of the provisions of this Section 6 or Sections 2, 3 or 5 of this Agreement, the Company will have the right to seek both monetary damages for any past breach and equitable relief, including specific performance by means of an injunction or other action against me or against my partners, agents, representatives, servants, employers, employees, associates or any and all other persons acting directly or indirectly by or with me, to prevent or restrain any breach.
7.Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B. I also agree to keep the Company advised of my home and business address for a period of one (1) year after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
8.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.
9.Code of Conduct and Ethics. I agree to diligently adhere to all policies of the Company including, but not limited to, its Code of Conduct and Ethics, all of which may be revised from time to time during my employment.
10.Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
11.Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, software, handheld device or telephone owned or licensed by the Company, or any documents or emails that are used in the conduct of the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company's devices in compliance with the Company's software licensing policies, to ensure compliance with the Company's policies, and for any other business-related purposes in the Company's sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company's technology systems and that I shall refrain from copying unlicensed software onto the Company's technology systems or using non-licensed software or web sites. I understand that it is my responsibility to comply with the Company's policies governing use of the Company's documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
12.General Provisions.
A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Delaware without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than Delaware. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Delaware for any lawsuit filed against me by the Company.
B.Entire Agreement. This Agreement, together with the Exhibits herein, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations (if any), whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Chief Executive Officer of Acorn and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.
C.Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
D.Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement except as expressly stated. The terms of this Agreement shall inure to the benefit of Acorn's direct and indirect subsidiaries and entities in which Acorn holds a significant ownership interest.
E.Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
F.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
G.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
Date: January 24, 2012
Heather K. Mallard

ACCEPTED AND AGREED TO:
ACORN ENERGY, INC.

By:
John A. Moore, CEO

Exhibit A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee:
Print Name of Employee:
Date:

Exhibit B

ACORN ENERGY, INC.
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents, or property, or reproductions of any aforementioned items belonging to Acorn Energy, Inc. (“Acorn”) and its direct and indirect subsidiaries and entities in which Acorn directly or indirectly holds a significant ownership interest, together with their respective subsidiaries, affiliates, successors or assigns (the “Company.”)
I further certify that I have complied with all the terms of the Company's At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the At-Will Employment, Confidential Information, Non-Competition and Invention Assignment Agreement, I will preserve as confidential all Company Confidential Information and Associated Third-Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.
After leaving the Company's employment, I will be employed by ___________________ in the position of:                 .

Signature of employee

Print name

Date
Address for Notifications: